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[FIRST BANCTRUST CORPORATION LETTERHEAD]

For further Information:

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
At First BancTrust:                           At The Investor Relations Company:          EXHIBIT 99.1
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Mike Arneth
(217) 465-0260                                (847) 296-4200


FOR IMMEDIATE RELEASE


            FIRST BANCTRUST CORPORATION REPORTS FIRST-QUARTER RESULTS
                      o NET INCOME CLIMBS 34% TO $303,000
                      o ANNOUNCES SHARE REPURCHASE PROGRAM


PARIS, ILLINOIS, MAY 9, 2005--First BancTrust Corporation (Nasdaq: FBTC), citing the rising-rate environment and a more efficient asset structure, today reported first-quarter net income of $303,000, or 12 cents per diluted share, compared with $226,000 or 9 cents per diluted share, a year earlier. Per share amounts have been adjusted for a 2-for-1 stock split on May 21, 2004.

Terry J. Howard, president and chief executive officer, said, "The improved results were, in part, a result of rising interest rates. During the same period we achieved a higher ratio of loans to total assets. As a result, our net interest margin stabilized as commercial loan originations increased while interest rates rose--resulting in an increase in interest income. Also, the volume of newly originated mortgage loans improved slightly; and due to rising interest rates mortgage-backed securities prepaid at lower levels, resulting in reduced write-downs of premiums paid on mortgage-backed securities and higher values for loans servicing assets."

FOUNDATION FOR EXPANSION

"Our operations in Savoy have developed well since we moved to our new facility in August, 2004. The Savoy personnel worked diligently and both our deposit base and new loan originations have surpassed our first year goals."

Howard reported that the immediate success of its First Bank of Savoy encouraged management to pursue an additional expansion in Champaign County. On April 18, 2005, FBTC announced it has entered into a definitive agreement to purchase
Rantoul First Bank, s.b. in a cash transaction. Under the terms of the agreement, shareholders of Rantoul First Bank will receive $22.10 for each of their shares and it will become First Bank of Rantoul after the acquisition is completed. Upon regulatory approval, the Company expects the transaction to close during the third quarter 2005.

"The expanding Champaign County economy, which includes the University of Illinois, benefits many communities surrounding Champaign-Urbana. We have the opportunity in Rantoul, fifteen miles to the north, to expand their current line of products and services, which should attract more customers and expand both our deposit and lending base throughout the area. With First Bank of Savoy in the

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south and First Bank of Rantoul in the north, our brand and products should gain wider acceptance throughout Champaign County." Howard said.

NET INTEREST, NONINTEREST INCOME

Net interest income for the first quarter was $1.84 million compared with $1.80 million a year earlier. The Company's net interest margin increased slightly to
3.51 percent from 3.48 percent, primarily because of an increase in the average balances in interest-bearing assets. This increase was augmented by a decrease in the average balances in interest-bearing liabilities.

Noninterest income increased to $810,000 from $747,000, primarily the result of increases in other service fees and charges, net gains on loan sales, net loan servicing fees, and abstract and title fees.

Noninterest expenses increased to $2.16 million from $2.05 million, with increases in equipment expense, net occupancy expense, and marketing expense primarily accounting for the change. These increases are attributable to the Savoy operation as well as upgrading check imaging and updating computer networks and operating systems. Marketing expense increases were due to the development of a cohesive marketing program to promote bank products and services.

ASSETS DOWN SLIGHTLY, DEPOSITS UP SLIGHTLY

Total assets at March 31, 2005, decreased to $229.5 million from $230.9 million at December 31, 2004. The decrease in assets was primarily due to a decrease in federal funds purchased. First BancTrust's net loan portfolio increased to $118.5 million from $117.4 million. Deposits rose to $160.0 million from $159.5 million.

"The continuing growth in our loan portfolio is evidence that our decision to enter the market in Champaign County was timely. In addition, those products and services we refined or developed for that market have improved our product offerings in our traditional markets," Howard said. "We anticipate that the addition of Rantoul coupled with the strength of our Savoy office will enhance our ability to compete for new business in the area."

SHARE REPURCHASE PROGRAM

The Board of Directors of First BancTrust Corporation authorized the open-market stock repurchase of up to 5%, or 124,850 shares of the Company's outstanding stock over the next one-year period ending April 18, 2006 as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.


ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch offices in Marshall and Savoy, Illinois. On March 31, 2005, the Company had $229 million of total assets, $202 million of total liabilities and $27 million of stockholders' equity.


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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform
Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect,"
"intend," "anticipate," "estimate," "project," or similar expressions. The
Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S.
Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition;
demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


                              ... TABLES FOLLOW ...

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

                                                                      3/31/05           12/31/2004
                                                                    (unaudited)
BALANCE SHEET DATA

Total assets                                                         $  229,484         $  230,924
Cash and cash equivalents                                                10,664              9,113
Investment securities                                                    84,622             88,722
FHLB stock                                                                4,314              4,256
Loans held for sale                                                         447                138
Loans, net of allowance for loans losses of $2,325 and $2,300           118,510            117,448
Deposits                                                                160,008            159,471
Borrowings                                                               40,500             42,500
Stockholders' equity                                                     27,285             27,547

Book value per common share                                          $    10.93         $    11.04

--------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS                                                      THREE MONTHS ENDED
                                                                      3/31/2005          3/31/2004
                                                                     -----------        -----------
                                                                     (unaudited)        (unaudited)
Interest Income                                                      $    2,959         $    2,920
Interest Expense                                                          1,120              1,124

Net Interest Income                                                  $    1,839         $    1,796

Provision for Loan Losses                                                    94                150
Noninterest Income                                                          810                747
Noninterest Expense                                                       2,157              2,047

Income Before Income Tax                                                    398                346
Income Tax Expense                                                           95                120

Net Income                                                           $      303         $      226

SHARE DATA
Weighted Avg. Shares Out. - Basic                                     2,289,236          2,249,254
Weighted Avg. Shares Out. - Diluted                                   2,430,994          2,402,500

Basic Earnings per Share                                             $     0.13         $     0.10
Diluted Earnings per Share                                           $     0.12         $     0.09

RATIOS BASED ON NET INCOME
Return on Average
Stockholders' Equity                                                       4.42%              3.38%
Return on Average Assets                                                   0.53%              0.39%


Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.